              As filed with the Securities and Exchange Commission on January 26, 2007
                                           No. 333-139281

                                 SECURITIES AND EXCHANGE COMMISSION
                                       WASHINGTON, D.C. 20549

                                           AMENDMENT NO. 1

                                                 TO

                                              FORM S-3

                                       REGISTRATION STATEMENT
                                                UNDER
                                     THE SECURITIES ACT OF 1933

                                    DEL GLOBAL TECHNOLOGIES CORP.
                       (Exact Name of Registrant as Specified in its Charter)

           New York                        11550 West King Street,                   13-1784308
(State or other jurisdiction of           Franklin Park, IL 60131                 (I.R.S. Employer
incorporation or organization)                 (847) 288-7000                    Identification No.)
                                  (Address, Including Zip Code, and Telephone
                                 Number, Including Area Code, of Registrant's
                                         Principal Executive Offices)

                                           JAMES A. RISHER
                                Chief Executive Officer and President
                                    Del Global Technologies Corp.
                                       11550 West King Street
                                   Franklin Park, Illinois, 60131
                                           (847) 288-7000
                     (Name, Address, and Telephone Number of Agent for Service)

                                              Copy To:
                                      Jeffrey S. Spindler, Esq.
                           Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                          65 East 55th St.
                                       New York, NY 10022-1106
                                           (212) 451-2300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practical after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or
interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in
connection with dividend or interest reinvestment plans, check the following box. |_|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the
Securities Act registration statement number of the earlier effective
registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. |_|

If this Form is a registration statement pursuant to General Instruction I.D. Or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the
following box. |_|

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities
Act, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

                                                              Proposed Maximum      Proposed Maximum
       Title of Each Class of                Amount to be      Offering Price      Aggregate Offering       Amount of
     Securities to be Registered              Registered        Per Share(1)            Price(1)          Registration Fee
     ---------------------------             -------------    ----------------    --------------------    ----------------
Common Stock, par value $.10
per share                                    11,660,524(2)        $   1.05        $   12,243,550.20(3)      $   1,310(4)
Rights to Purchase Common Stock, par
value $.10 per share                         11,660,524(5)            N/A                  N/A              $    0.00(6)

------------
(1)   Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

(2)   In the event of a stock split, stock dividend or similar transaction involving the common stock of the registrant, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically adjusted to cover the additional shares of common stock in accordance with Rule 416 under the Securities Act.

(3)   Represents the aggregate gross proceeds from the exercise of the maximum number of rights that may be issued.

(4)   $1,070 of the registration fee was previously paid in connection with the initial filing of the Registration Statement.

(5)   Evidencing the rights to subscribe for 11,660,524 shares of common stock, par value $.10 per share.

(6)   The rights are being issued without consideration. Pursuant to Rule
      457(g), no separate registration fee is payable.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a),
MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE
SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER
TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES
IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED JANUARY 26, 2007

                                   PROSPECTUS

                          DEL GLOBAL TECHNOLOGIES CORP.

                     UP TO 11,660,524 SHARES OF COMMON STOCK

      Del Global Technologies Corp. is distributing at no charge to the holders of our common stock, par value $0.10 per share, non-transferable subscription rights to purchase up to an aggregate of 11,660,524 shares of our common stock at a subscription price of $1.05 per share, for up to an aggregate purchase price of $12,243,550.20. Each stockholder will receive one subscription right for each share of our common stock owned on February 5, 2007 and each subscription right will entitle its holder to purchase one share of our common stock at the subscription price.

      The purpose of this rights offering is to raise equity capital in a cost-effective manner that allows all stockholders to participate. The net proceeds will be used for debt repayment, anticipated working capital needs and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that we believe are complementary to our own. However, we have no definitive agreements nor are we in serious discussions to acquire or invest in any business, product or technology. See "Use of Proceeds." We expect that the total purchase price of the shares offered in this rights offering to be $12,243,550.20, assuming full participation. Our largest stockholder, Steel Partners II, L.P. has indicated to us that it intends to exercise all of its rights, including oversubscription rights for the maximum amount of shares it can over-subscribe for without endangering the availability of the Company's net operating loss carryforwards under Section 382 of the Internal Revenue Code. We reserve the right to limit the exercise of rights by certain stockholders in order to protect against an unexpected "ownership change" for federal income tax purposes. This may affect our ability to receive gross proceeds of up to $12,243,550.20 in the rights offering.

      The subscription rights will be distributed and exercisable beginning on
February 5, 2007, the record date of this rights offering. The subscription rights will expire and will have no value if they are not exercised prior to
5:00 p.m., New York City time, on February 28, 2007, the expected expiration date of this rights offering. We, in our sole discretion, may extend the period for exercising the subscription rights. We will extend the duration of the rights offering as required by applicable law, and may choose to extend the rights offering if we decide that changes in the market price of our common stock warrant an extension or if we decide that the degree of participation in this rights offering by holders of our common stock is less than the level we desire. You should carefully consider whether or not to exercise your subscription rights before the expiration date. We reserve the right to cancel the rights offering at any time before the expiration of the rights offering, for any reason.

      There is no minimum number of shares that we must sell in order to complete the rights offering. If you exercise your rights in full, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to availability and allocation of shares among persons exercising this over-subscription right. Stockholders who do not participate in the rights offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding to the extent that other stockholders participate in the rights offering. Rights that are not exercised by the expiration date will expire and have no value.

      The subscription rights may not be sold or transferred except to affiliates of the recipient and by operation of law.

      Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol "DGTC.PK." On January 23, 2007, the closing bid price of our common stock as reported on the OTC Bulletin Board was
$1.85 per share.

                                Per Share           Aggregate
                                ----------      -----------------
Subscription Price              $    1.05       $   12,243,550.20
Estimated Expenses              $    0.009      $      100,000.00
Net Proceeds to Del Global      $    1.04       $   12,143,550.20

      Our principal executive office is located at 11550 West King Street,
Franklin Park, Illinois, 60131. Our telephone number at that address is (847)
288-7000. Our website is located at http://www.delglobal.com.

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS.  YOU SHOULD
CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 12 OF THIS PROSPECTUS
BEFORE EXERCISING YOUR RIGHTS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

                The date of this prospectus is January __, 2007.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

                               PROSPECTUS SUMMARY

      This summary highlights and is qualified in its entirety by information contained elsewhere in this document. You should read this entire document carefully, including the section entitled "Risk Factors" and our financial statements and the related notes included elsewhere in this document or incorporated by reference herein. Unless the context otherwise requires, "Del
Global," the "Company," "we," "our," "us" and similar expressions refer to Del
Global Technologies Corp. and its subsidiaries, and the term "common stock"
means Del Global Technologies Corp.'s common stock, par value $.10 per share.

OUR COMPANY

      Del Global Technologies Corp., a New York corporation (the "Company"), was incorporated in 1954. We are engaged in developing, manufacturing and marketing medical imaging equipment and power conversion subsystems and components worldwide. Our products include stationary and portable medical diagnostic imaging equipment and electronic systems and components such as electronic filters, transformers and capacitors.

      Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol "DGTC.PK."

      We are headquartered in Franklin Park, IL. The mailing address of our headquarters is 11550 West King Street, Franklin Park, IL 60131 and our
telephone number is (847) 288-7000. Our website is located at
http://www.delglobal.com.

RECENT DEVELOPMENTS

      On November 17, 2006, at a special meeting of stockholders called for such purpose by the Company, a majority of stockholders approved a proposal to increase the authorized number of shares of common stock from 20,000,000 to
50,000,000 shares in order to have a sufficient number of shares of common stock to provide a reserve of shares available for issuance to meet business needs as they may arise in the future.

THE RIGHTS OFFERING

RIGHTS                           We will distribute to each stockholder of
                                 record on February 5, 2007, at no charge, one
                                 non-transferable subscription right for each
                                 share of our common stock then owned.  The
                                 rights will be evidenced by non-transferable
                                 rights certificates.  If and to the extent
                                 that our stockholders exercise their right to
                                 purchase our common stock we will issue up to
                                 11,660,524 shares and receive gross proceeds
                                 of up to $12,243,550.20 in the rights offering.

SUBSCRIPTION RIGHTS              Each subscription right will entitle the
                                 holder to purchase one share of our common
                                 stock for $1.05, the subscription price.

SUBSCRIPTION PRICE               $1.05 per share.

RECORD DATE                      February 5, 2007.

EXPIRATION  DATE                 5:00 p.m., New York City time, on February 28,
                                 2007, subject to extension.

AMENDMENT, EXTENSION AND         We may extend the expiration date at any time
TERMINATION                      after the record date. We may amend or modify
                                 the terms of the rights offering. We also
                                 reserve the right to terminate the rights
                                 offering at any time prior to the expiration
                                 date for any reason, in which event all funds
                                 received in connection with the rights offering
                                 will be returned without interest or deduction
                                 to those persons who exercised their
                                 subscription rights.

NON-TRANSFERABILITY OF RIGHTS    The subscription rights are not transferable
                                 except to affiliates of the recipient and by
                                 operation of law.

PROCEDURE FOR EXERCISING         You may exercise your subscription rights by
SUBSCRIPTION RIGHTS              properly completing and executing your rights
                                 certificate and delivering it, together in full
                                 with the subscription price for each share of
                                 common stock you subscribe for, to the
                                 subscription agent on or prior to the
                                 expiration date. If you use the mail, we
                                 recommend that you use insured, registered
                                 mail, return receipt requested. If you cannot
                                 deliver your rights certificate to the
                                 subscription agent on time, you may follow the
                                 guaranteed delivery procedures described under
                                 "The Rights Offering--Guaranteed Delivery
                                 Procedures" beginning on page 26. If you hold
                                 shares of our common stock through a broker,
                                 custodian bank or other nominee, see "--How
                                 Rights Holders Can Exercise Rights Through
                                 Others" on page 3.

NO REVOCATION OR CHANGE          Once you submit the form of rights certificate
                                 to exercise any subscription rights, you may
                                 not revoke or change your exercise or request a
                                 refund of monies paid. All exercises of rights
                                 are irrevocable, even if you subsequently learn
                                 information about us that you consider to be
                                 unfavorable.

PAYMENT ADJUSTMENTS              If you send a payment that is insufficient to
                                 purchase the number of shares requested, or if
                                 the number of shares requested is not
                                 specified in the rights certificate, the
                                 payment received will be applied to exercise
                                 your subscription rights to the extent of the

                                 payment.  If the payment exceeds the amount
                                 necessary for the full exercise of your
                                 subscription rights, the excess will be
                                 returned to you as soon as practicable.  You
                                 will not receive interest or a deduction on
                                 any payments refunded to you under the rights
                                 offering.

OVER-SUBSCRIPTION RIGHTS         We do not expect all of our stockholders to
                                 exercise all of their basic subscription
                                 rights.  If you fully exercise your basic
                                 subscription right, the over-subscription
                                 right of each right entitles you to subscribe
                                 for additional shares of our common stock
                                 unclaimed by other holders of rights in this
                                 offering at the same subscription price per
                                 share.  If an insufficient number of shares is
                                 available to fully satisfy all
                                 over-subscription right requests, the
                                 available shares will be distributed
                                 proportionately among rights holders who
                                 exercise their over-subscription right based
                                 on the number of shares each rights holder
                                 subscribed for under the basic subscription
                                 right.  The subscription agent will return any
                                 excess payments by mail without interest or
                                 deduction promptly after the expiration of the
                                 subscription period.

LIMITATION ON ABILITY TO         We reserve the right to limit the exercise of
EXERCISE RIGHTS                  rights by certain stockholders in order to
                                 protect against an unexpected "ownership
                                 change" for federal income tax purposes.  This
                                 may affect our ability to receive gross
                                 proceeds of up to $12.2 million in the rights
                                 offering.  See "The Rights Offering--Protection
                                 Mechanics."

HOW RIGHTS HOLDERS CAN EXERCISE  If you hold our common stock through a broker,
RIGHTS THROUGH OTHERS            custodian bank or other nominee, we will ask
                                 your broker, custodian bank or other nominee to
                                 notify you of the rights offering. If you wish
                                 to exercise your rights, you will need to have
                                 your broker, custodian bank or other nominee
                                 act for you. To indicate your decision, you
                                 should complete and return to your broker,
                                 custodian bank or other nominee the form
                                 entitled "Beneficial Owners Election Form." You
                                 should receive this form from your broker,
                                 custodian bank or other nominee with the other
                                 rights offering materials. You should contact
                                 your broker, custodian bank or other nominee if
                                 you believe you are entitled to participate in
                                 the rights offering but you have not received
                                 this form.

HOW FOREIGN STOCKHOLDERS AND     The subscription agent will not mail rights
STOCKHOLDERS WITH APO OR FPO     certificates to you if you are a stockholder
ADDRESSES CAN EXERCISE RIGHTS    whose address is outside the United States or
                                 if you have an Army Post Office or a Fleet Post
                                 Office address. Instead, we will have the
                                 subscription agent hold the subscription rights
                                 certificates for your account. To exercise your
                                 rights, you must notify the subscription agent
                                 prior to 11:00 a.m., New York City time, at
                                 least three business days prior to the
                                 expiration date, and establish to the
                                 satisfaction of the subscription agent that it
                                 is permitted to exercise your subscription
                                 rights under applicable law. If you do not
                                 follow these procedures by such time, your
                                 rights will expire and will have no value.

MATERIAL UNITED STATES FEDERAL   A holder should not recognize income or loss
INCOME TAX CONSEQUENCES          for United States Federal income tax purposes
                                 in connection with the receipt or exercise of
                                 subscription rights in the rights offering. For
                                 a detailed discussion, see "Material United
                                 States Federal Income Tax Consequences." You
                                 should consult your tax advisor as to the
                                 particular consequences to you of the rights
                                 offering.

ISSUANCE OF OUR COMMON STOCK     We will issue certificates representing shares
                                 purchased in the rights offering as soon as
                                 practicable after the expiration date.

NO RECOMMENDATION TO RIGHTS      We are not making any recommendations as to
HOLDERS                          whether or not you should subscribe for shares
                                 of our common stock. You should decide whether
                                 to subscribe for shares based upon your own
                                 assessment of your best interests.

USE OF PROCEEDS                  The proceeds from the rights offering will be
                                 used for debt repayment, anticipated working
                                 capital needs and general corporate purposes.
                                 We may also use a portion of the net proceeds
                                 to acquire or invest in businesses, products
                                 and technologies that we believe are
                                 complementary to our own.  However, we have no
                                 definitive agreements nor are we in serious
                                 discussions to acquire or invest in any
                                 business, product or technology.  Pending
                                 these uses, the net proceeds will be invested
                                 in investment-grade, interest-bearing
                                 securities.

SUBSCRIPTION AGENT               Mellon Investor Services LLC

      For additional information concerning the rights offering, see "The Rights
Offering," beginning on page 21.

RISK FACTORS

      Before investing in our common stock, you should carefully read and consider the information set forth in "Risk Factors" beginning on page 12 and all other information appearing elsewhere and incorporated by reference in this prospectus and any accompanying prospectus supplement.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

      The following summary consolidated financial data for the three months ended October 28, 2006 and October 29, 2005 included herein are derived from our unaudited consolidated Financial Statements and related notes thereto and the three fiscal years ended July 29, 2006, July 30, 2005 and July 31, 2004 included herein are derived from our audited consolidated Financial Statements and related notes thereto, which are contained in the documents incorporated by reference into this prospectus. Similarly, the following summary consolidated financial data should be read in conjunction with "Management's Discussion and
Analysis of Financial Condition and Results of Operation," and the audited consolidated Financial Statements and related notes thereto which are contained in the documents incorporated by reference into this prospectus. Historical results are not necessarily indicative of future results.

                                             THREE MONTHS ENDED                             FISCAL YEARS ENDED
                                     ------------------------------------    -------------------------------------------------
(IN THOUSANDS,
EXCEPT SHARE AMOUNTS)                OCTOBER 28, 2006    OCTOBER 29, 2005    JULY 29, 2006    JULY 30, 2005    JULY 31, 2004(1)
INCOME STATEMENT                     ----------------    ----------------    -------------    -------------    ---------------
DATA:

Net sales...........................     $ 19,286           $ 16,239           $ 83,014         $ 84,872          $ 83,827
Gross margin........................        4,011              3,735             19,358           22,281            21,315
Selling, general and
administrative......................        3,342              2,999             13,619           16,452            15,907
Research and development............          430                353              1,562            1,636             1,562
Litigation settlement costs.........            0                500                697              300             3,652
Operating income....................          239               (117)             3,480            3,893               194
Minority interest...................            0                 (3)               108              393               559
Provision for income taxes..........          408                172              1,758            2,054             8,691
                                         --------           --------           --------         --------          --------
Income (loss) from continuing
operation...........................         (487)              (483)               269              193           (10,729)
Discontinued operations.............         --                 --                 (175)             199            (5,095)
Net income (loss)...................         (487)              (483)                94              392           (15,824)
                                         ========           ========           ========         ========          ========
Net income (loss) per share -
Basic
    Continuing operations...........     $  (0.04)          $  (0.05)          $   0.02         $   0.02          $  (1.04)
    Discontinued operation..........         --                 --                (0.01)            0.02             (0.49)
Net income (loss) per basic share...     $  (0.04)          $  (0.05)          $   0.01         $   0.04          $  (1.53)
Net income (loss) per share -
Diluted
    Continuing operations...........     $  (0.04)          $  (0.05)          $   0.02         $   0.01          $  (1.04)
    Discontinued operation..........         --                 --                (0.01)            0.02             (0.49)
                                         --------           --------           --------         --------          --------
Net income (loss) per diluted
share...............................     $  (0.04)          $  (0.05)          $   0.01         $   0.03          $  (1.53)
                                         ========           ========           ========         ========          ========
Weighted average shares
outstanding - Basic                        11,646             10,630             11,244           10,490            10,334
Weighted average shares
outstanding - Diluted                      11,646             10,630             12,076           11,465            10,334

                                                             5

                                                                           AS OF
                                     -----------------------------------------------------------------------------------------
                                     OCTOBER 28, 2006    OCTOBER 29, 2005    JULY 29, 2006    JULY 30, 2005    JULY 31, 2004
BALANCE SHEET DATA:                  ----------------    ----------------    -------------    -------------    ---------------
Working capital.....................     $  7,857           $ 11,274         $  6,935           $ 10,122          $  7,764
Total assets........................       49,887             39,291           49,153             40,776            49,261
Long-term debt and
subordinated note...................        6,453              7,907            5,133              6,454             7,038
Stockholders' equity................       12,248              8,780           12,814              9,228             7,775

(1)   Net loss for the year ended July 30, 2004 includes a $9,794 income tax provision related to the establishment of a deferred tax valuation allowance. In addition, net loss reflects the accrual of a $3,199 charge related to the DOD investigation of our RFI Corporation subsidiary and
      $454 related to a motion filed in February 2004 related to the warrants to purchase common stock that were issued in fiscal year 2002.

RECENT DEVELOPMENTS--STOCKHOLDER RIGHTS PLAN

      We recently adopted a stockholder rights plan (the "Rights Plan"). We adopted the Rights Plan to protect stockholder value by protecting our ability to realize the benefits of our net operating loss carryforwards ("NOLs") and capital loss carryforwards. We have experienced substantial operating and capital losses in previous years. These NOLs and capital loss carryforwards constitute a substantial asset of the Company. If we experience an "Ownership
Change" as defined in Section 382 of the Internal Revenue Code, our ability to use the NOLs and capital loss carryforwards could be substantially limited or lost altogether. For a more complete description of the Rights Plan, please refer to our Current Report on Form 8-K dated January 18, 2007, which is incorporated by reference into this prospectus.

                 QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q:    WHAT IS A RIGHTS OFFERING?

A:    A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price and in an amount at least proportional to your existing interest in the Company, enabling you to maintain or possibly increase your current percentage ownership of the Company.

Q:    WHY ARE WE ENGAGING IN A RIGHTS OFFERING AND HOW WILL WE USE THE
      PROCEEDS FROM THE RIGHTS OFFERING?

A:    The purpose of this rights offering is to raise equity capital in a cost-effective manner that allows all stockholders to participate.  The net proceeds will be used for debt repayment, anticipated working capital needs and general corporate purposes.  We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that we believe are complementary to our own.  However, we have no definitive agreements nor are we in serious discussions to acquire or invest in any business, product or technology.  See "Use of Proceeds."

Q:    AM I REQUIRED TO SUBSCRIBE IN THE RIGHTS OFFERING?

A:    No.

Q:    WHAT IS THE BASIC SUBSCRIPTION RIGHT?

A:    Each subscription right evidences a right to purchase one share of our common stock at a subscription price of $1.05 per share.

Q:    WHAT IS THE OVER-SUBSCRIPTION RIGHT?

A:    We do not expect all of our stockholders to exercise all of their basic subscription rights.  The over-subscription right provides stockholders that exercise all of their basic subscription rights the opportunity to purchase the shares that are not purchased by other stockholders.  If you fully exercise your basic subscription right, the over-subscription right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this offering at the same subscription price per share.  If an insufficient number of shares is available to fully satisfy all over-subscription right requests, the available shares will be distributed proportionately among rights holders who exercise their over-subscription right based on the number of shares each rights holder subscribed for under the basic subscription right.  The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

Q:    HOW WAS THE $1.05 PER SHARE SUBSCRIPTION PRICE ESTABLISHED?

A:    A Special Committee of our board of directors determined that the subscription price should be designed to, among other things, provide an incentive to our current stockholders to exercise their rights.
      Other factors considered in setting the subscription price included the amount of proceeds desired, our need for equity capital, alternatives available to us for raising equity capital, the historic and current market price and liquidity of our common stock, the pricing of similar transactions, the historic volatility of the market price of our common stock, the historic trading volume of our common stock, our business prospects, our recent and anticipated operating results and general conditions in the securities market.  The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company.  You should not consider the subscription price as an indication of the value of the
      Company or our common stock.

Q:    WHO WILL RECEIVE SUBSCRIPTION RIGHTS?

A:    Holders of our common stock will receive one non-transferable subscription right for each share of common stock owned as of February 5, 2007, the record date.

Q:    HOW MANY SHARES MAY I PURCHASE IF I EXERCISE MY SUBSCRIPTION RIGHTS?

A:    You will receive one non-transferable subscription right for each share of our common stock that you owned on February 5, 2007, the record date. Each subscription right evidences a right to purchase one (1) share of our common stock at a subscription price of $1.05 per share. You may exercise any number of your subscription rights.

Q:    WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?

A:    If you choose not to exercise your subscription rights you will retain your current number of shares of common stock of the Company.  However, the percentage of the common stock of the Company that you own will decrease and your voting rights and other rights will be diluted if and to the extent that other stockholders exercise their subscription rights.  Your subscription rights will expire and have no value if they are not exercised prior to 5:00 p.m., New York City time, on February
      28, 2007, the expiration date of the rights offering, subject to extension.

Q:    DOES THE COMPANY NEED TO ACHIEVE A CERTAIN PARTICIPATION LEVEL IN ORDER
      TO COMPLETE THE RIGHTS OFFERING?

A:    No.  We may choose to consummate, amend, extend or terminate the rights offering regardless of the number of shares actually purchased.

Q:    CAN THE COMPANY TERMINATE THE RIGHTS OFFERING?

A:    Yes.  Our board of directors may decide to terminate the rights offering at any time prior to the expiration of the rights offering, for any reason.  If we cancel the rights offering, any money received from subscribing stockholders will be refunded as soon as practicable, without interest or a deduction on any payments refunded to you under the rights offering.  See "The Rights Offering--Expiration of the Rights
      Offering and Extensions, Amendments and Termination."

Q:    MAY I TRANSFER MY SUBSCRIPTION RIGHTS IF I DO NOT WANT TO PURCHASE ANY
      SHARES?

A:    No.  Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights.  However, rights will be transferable to affiliates of the recipient and by operation of law, for example, upon the death of the recipient.

Q:    WHEN WILL THE RIGHTS OFFERING EXPIRE?

A:    The subscription rights will expire and will have no value, if not exercised prior thereto, at 5:00 p.m., New York City time, on February
      28, 2007, unless we decide to extend the rights offering expiration date until some later time.  See "The Rights Offering--Expiration of the
      Rights Offering and Extensions, Amendments and Termination."  The
      subscription agent must actually receive all required documents and payments before the expiration date.  There is no maximum duration for the rights offering.

Q:    HOW DO I EXERCISE MY SUBSCRIPTION RIGHTS?

A:    You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together in full with the subscription price for each share of common stock you subscribe for, to the subscription agent on or prior to the expiration date.  If you use the mail, we recommend that you use insured, registered mail, return receipt requested.  If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under "The Rights
      Offering--Guaranteed Delivery Procedures" beginning on page 26.  If you hold shares of our common stock through a broker, custodian bank or other nominee, see "The Rights Offering--Beneficial Owners" beginning on page 28.

Q:    WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE RIGHTS OFFERING BUT MY
      SHARES ARE HELD IN THE NAME OF MY BROKER, CUSTODIAN BANK OR OTHER
      NOMINEE?

A:    If you hold our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering.  If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you.  To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form."  You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials.  You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q:    WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE RIGHTS OFFERING, BUT I AM
      A STOCKHOLDER WITH A FOREIGN ADDRESS OR A STOCKHOLDER WITH AN APO OR FPO
      ADDRESS?

A:    The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address.  To exercise your rights, you must notify the subscription agent prior to 11:00
      a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law.  If you do not follow these procedures by such time, your rights will expire and will have no value.

Q:    WILL I BE CHARGED A SALES COMMISSION OR A FEE IF I EXERCISE MY
      SUBSCRIPTION RIGHTS?

A:    We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.

Q:    ARE THERE ANY CONDITIONS TO MY RIGHT TO EXERCISE MY SUBSCRIPTION RIGHTS?

A:    Yes.  The rights offering is subject to certain limited conditions.
      Please see "The Rights Offering--Conditions to the Rights Offering."

Q:    HAS THE BOARD OF DIRECTORS MADE A RECOMMENDATION REGARDING THE RIGHTS
      OFFERING?

A:    Neither we nor our board of directors is making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering, after considering all of the information herein, including the "Risk
      Factors" section of this document, and of your best interests.

Q:    MAY STOCKHOLDERS IN ALL STATES PARTICIPATE IN THE RIGHTS OFFERING?

A:    Although we intend to distribute the rights to all stockholders, we reserve the right in some states to require stockholders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the shares for investment purposes only, and that they have no present intention to resell or transfer any shares acquired.  Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

Q:    HAVE ANY STOCKHOLDERS INDICATED THEY WILL EXERCISE THEIR RIGHTS?

A:    Yes. Steel Partners II, L.P. ("Steel Partners") has indicated to the
      Company that it intends to exercise all of its rights, but has not made any formal commitment to do so. Steel Partners has also indicated its intention to over-subscribe for the maximum amount of shares it can over-subscribe for without endangering the availability of the Company's net operating loss carryforwards under Section 382 of the Internal Revenue
      Code.

Q:    IS EXERCISING MY SUBSCRIPTION RIGHTS RISKY?

A:    The exercise of your subscription rights involves significant risks.
      Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 12.

Q:    HOW MANY SHARES WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING?

A:    The number of shares of common stock that will be outstanding after the rights offering will depend on the number of shares that are purchased in the rights offering.  If we sell all of the shares being offered, then we will issue approximately 11,660,524 shares of common stock.  In that case, we will have approximately 23,321,048 shares of common stock outstanding after the rights offering.  This would represent an increase of approximately 100% in the number of outstanding shares of common stock.  However, we do not expect that all of subscription rights will be exercised.

Q:    WHAT WILL BE THE PROCEEDS OF THE RIGHTS OFFERING?

A:    If we sell all the shares being offered, we will receive gross proceeds of approximately $12.2 million.  We are offering shares in the rights offering with no minimum purchase requirement.  As a result, there is no assurance we will be able to sell all or any of the shares being offered, and it is not likely that all of our stockholders will participate in the rights offering.  We reserve the right to limit the

                                       10

      exercise of rights by certain stockholders in order to protect against an unexpected "ownership change" for federal income tax purposes.  This may affect our ability to receive gross proceeds of up to $12.2 million in the rights offering.  See "The Rights Offering--Protection Mechanics."

Q:    AFTER I EXERCISE MY RIGHTS, CAN I CHANGE MY MIND AND CANCEL MY PURCHASE?

A:    No.  Once you exercise and send in your subscription rights certificate and payment you cannot revoke the exercise of your subscription rights, even if you later learn information about the Company that you consider to be unfavorable and even if the market price of our common stock falls below the $1.05 per share subscription price.  You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $1.05 per share.  See "The Rights Offering--No Revocation or Change."

Q:    WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF
      EXERCISING MY SUBSCRIPTION RIGHTS?

A:    A holder should not recognize income or loss for United States Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. For a detailed discussion, see
      "Material United States Federal Income Tax Consequences." You should consult your tax advisor as to the particular consequences to you of the rights offering.

Q:    IF THE RIGHTS OFFERING IS NOT COMPLETED, FOR ANY REASON, WILL MY
      SUBSCRIPTION PAYMENT BE REFUNDED TO ME?

A:    Yes.  If the rights offering is not completed, for any reason, any money received from subscribing stockholders will be refunded as soon as practicable, without interest or deduction.

Q:    IF I EXERCISE MY SUBSCRIPTION RIGHTS, WHEN WILL I RECEIVE SHARES OF
      COMMON STOCK I PURCHASED IN THE RIGHTS OFFERING?

A:    We will deliver certificates representing the shares of our common stock purchased in the rights offering as soon as practicable after the expiration of the rights offering and after all pro rata allocations and adjustments have been completed.  We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00
      p.m., New York City time, on the third business day after the expiration date of the rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under "The Rights Offering--Guaranteed Delivery Procedures."

Q:    TO WHOM SHOULD I SEND MY FORMS AND PAYMENT?

A:    If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and payment by

                                       11

      hand delivery, first class mail or courier service to Mellon Investor
      Services LLC, the subscription agent. The address for delivery to the subscription agent is as follows:

--------------------------------------------------------------------------------
         BY MAIL:             BY OVERNIGHT COURIER:            BY HAND:
--------------------------------------------------------------------------------
Mellon Investor Services    Mellon Investor Services   Mellon Investor Services
LLC                         LLC                        LLC
Attn: Securities Transfer   Attn: Securities Transfer  Attn: Securities
Services                    Services                   Transfer Services
P.O. Box 3310               Newport Office Center VII  Newport Office Center VII
South Hackensack, NJ 07606  480 Washington Boulevard   480 Washington Boulevard
                            Jersey City, NJ 07310      Jersey City, NJ 07310
--------------------------------------------------------------------------------

                  Calling from inside the U.S.: (800) 522-6645
                  Calling from outside the U.S.: (201) 680-6578

      Your delivery to an address or other than by the methods set forth above will not constitute valid delivery.

Q:    WHAT IF I HAVE OTHER QUESTIONS?

A:    If you have other questions about the rights offering, please contact our information agent, Mellon Investor Services LLC, by telephone at (800)
      522-6645.

      FOR A MORE COMPLETE DESCRIPTION OF THE RIGHTS OFFERING, SEE "THE RIGHTS
OFFERING" BEGINNING ON PAGE 21.

                                  RISK FACTORS

      You should carefully read and consider the following risk factors together with all of the other information included in this prospectus in evaluating us and our common stock and before you decide to exercise your subscription rights to purchase shares of our common stock. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. The trading price of our common stock could decline, and you may lose all or part of your investment. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

      This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. You should carefully consider the following risk factors, other information included in this prospectus and information contained in our periodic reports that we will file with the Securities and Exchange Commission.
The material risks and uncertainties described below are related to this offering. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected, and you may lose some or all of your investment.

                                       12

RISKS RELATED TO OUR BUSINESS

OUR WORKING CAPITAL NEEDS ARE FINANCED IN PART BY CREDIT FACILITIES WITH U.S.
BANKS. WE HAVE NEEDED TO OBTAIN WAIVERS FROM OUR U.S. LENDERS FOR COVENANT
VIOLATIONS FOR THE PAST FIVE QUARTERS DUE TO LESS THAN ANTICIPATED OPERATING
RESULTS.

      On October 25, 2006, the Company and its U.S. Lender signed an amendment to its U.S. revolving credit and term loan credit facility which waived covenant violations existing as of July 29, 2006 and adjusted the financial covenants for future periods based on a business plan the Company provided to its lender. On
December 6, 2006, the lender waived an additional covenant violation for the first quarter of fiscal 2007 and adjusted that covenant level going forward through the maturity of the credit facility. Should the Company's results be less than anticipated in the business plan, the Company could have future covenant violations. If the Company and its lender were unable to cure the violations by signing a waiver agreement, or through other means, the Company could be in default under the credit agreement and the bank would have the ability to stop revolving credit borrowings under the facility and accelerate the maturity of any outstanding balances of approximately $2.3 million. If additional sources of debt or equity capital were not available at that point, such acceleration could have a material adverse impact on the Company's financial position.

FAILURE BY US TO ADHERE TO OUR ADMINISTRATIVE AGREEMENT WITH THE DEFENSE
LOGISTICS AGENCY COULD RESULT IN OUR DEBARMENT FROM DOING BUSINESS WITH THE
U.S. GOVERNMENT.

      On April 5, 2005, the Company announced that it had reached an administrative agreement with the U.S. Defense Logistics Agency (the "DLA"), a component of the U.S. Department of Defense (the "DOD"), which provides that the
Company's RFI subsidiary will not be debarred from doing business with the U.S.
Government entities as long as RFI maintains its compliance program and adheres to the terms of the administrative agreement. If RFI fails to maintain its compliance program or RFI or the Company fails to adhere to the terms of the administrative agreement, the DLA could debar the Company or RFI from doing business with U.S. Government entities. This agreement relates to the inadequacy of prior military specification testing, record keeping and general operating procedures. The Company and its RFI subsidiary are in full compliance with current DLA requirements.

OUR BUSINESS IS BASED ON TECHNOLOGY THAT IS NOT PROTECTED BY PATENT OR OTHER
RIGHTS.

      The technology and designs underlying our products are unprotected by patent rights. Our future success is dependent primarily on unpatented trade secrets and on the innovative skills, technological expertise and management abilities of our employees. Because we do not have patent rights in our products, our technology may not preclude or inhibit competitors from producing products that have identical performance as our products. In addition, we cannot guarantee that any protected trade secret could ultimately be proven valid if challenged. Any such challenge, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources and, if successful, require us to pay monetary damages.

                                       13

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

      A number of foreign and domestic companies have developed, or are expected to develop, products that compete or will compete with our products. Many of these competitors offer a range of products in areas other than those in which we compete, which may make such competitors more attractive to hospitals, radiology clients, general purchasing organizations and other potential customers. In addition, many of our competitors and potential competitors are larger and have greater financial resources than we do and offer a range of products broader than our products. Some of the companies with which we now compete or may compete in the future have or may have more extensive research, marketing and manufacturing capabilities and significantly greater technical and personnel resources than we do, and may be better positioned to continue to improve their technology in order to compete in an evolving industry.

OUR DELAY OR INABILITY TO OBTAIN ANY NECESSARY U.S. OR FOREIGN REGULATORY
CLEARANCES OR APPROVALS FOR OUR PRODUCTS COULD HARM OUR BUSINESS AND
PROSPECTS.

      Our medical imaging products, with the exception of certain veterinary lines, are the subject of a high level of regulatory oversight. Any delay in our obtaining or our inability to obtain any necessary U.S. or foreign regulatory approvals for new products could harm our business and prospects. There is a limited risk that any approvals or clearances, once obtained, may be withdrawn or modified, which could create delays in shipping our product, pending re-approval. Medical devices cannot be marketed in the U.S. without clearance or approval by the Food & Drug Administration ("FDA"). Our Medical Systems Group
businesses must be operated in compliance with FDA Good Manufacturing Practices, which regulate the design, manufacture, packing, storage and installation of medical devices. Our manufacturing facilities and business practices are subject to periodic regulatory audits and quality certifications and we do self-audits to monitor our compliance. In general, corrective actions required as a result of these audits do not have a significant impact on our manufacturing operations; however there is a limited risk that delays caused by a potential response to extensive corrective actions could impact our operations. Virtually all of our products manufactured or sold overseas are also subject to approval and regulation by foreign regulatory and safety agencies. If we do not obtain these approvals, we could be precluded from selling our products or required to make modifications to our products which could delay bringing our products to market. Because our product lines are mature, new product changes are in general relatively minor, and accordingly regulatory approval is more streamlined.

WE MUST RAPIDLY DEVELOP NEW PRODUCTS IN ORDER TO COMPETE EFFECTIVELY.

      Technology in our industry, particularly in the x-ray and medical imaging businesses, evolves rapidly, and making timely product innovations is essential to our success in the marketplace. The introduction by our competitors of products with improved technologies or features may render our existing products obsolete and unmarketable. If we cannot develop products in a timely manner in response to industry changes, or if our products do not perform well, our business and financial condition will be adversely affected. Also, our new products may contain defects or errors which give rise to product liability claims against us or cause the products to fail to gain market acceptance.

                                       14

      It is generally accepted that digital radiography will become the dominant technology used in hospitals and imaging clinics throughout the world over the next 10 to 15 years. Currently, there are a number of competing technologies available in connection with the digitization of x-ray images. However, due to the high cost of this technology, many institutions have not yet adopted digital technology. In addition, there is uncertainty as to which technology system will be accepted as the industry-leading protocol for image digitization and communication. Lack of an adequate digital capability could impact our business and result in a loss of market share.

A SHORTAGE OF AN ADEQUATE SUPPLY OF RAW MATERIALS COULD INCREASE OUR COSTS AND
CAUSE A DELAY IN OUR ABILITY TO SHIP PRODUCT AND FULFILL ORDERS. A LARGE PORTION
OF OUR MANUFACTURING COSTS CONSIST OF THE COST OF MATERIALS AND AN INCREASE IN
THESES COSTS COULD ADVERSELY IMPACT OUR GROSS MARGINS.

      The Company relies on external sources to supply its raw materials, which consist primarily of mechanical subassemblies, electronic components, x-ray tubes and x-ray generators in the Medical Systems Group and electronic components and subassemblies and metal enclosures for its products in the Power
Conversion Group. The Company's ability to meet future demand and manufacture its products is dependent on these sources of supply. If disruptions in these sources of supply cause shortages of raw materials, our ability to ship products to customers will be impacted. In addition, due to the high material cost component of our manufactured goods, our gross margins would be adversely impacted by increases in raw material costs we may be unable to pass along to our customers due to market conditions.

DUE TO THE SIGNIFICANCE OF OUR INTERNATIONAL OPERATIONS, POLITICAL OR ECONOMIC
CHANGES IN THE VARIOUS COUNTRIES OR REGIONS WE MANUFACTURE IN OR SELL OUR
PRODUCTS TO COULD IMPACT OUR FINANCIAL CONDITION.

      International sales, including products manufactured at our facility in
Milan, Italy, as well as products manufactured in the U.S., comprised 64% and
54% of consolidated revenues for fiscal years 2006 and 2005, respectively. Our future results could be adversely affected by a variety of international risks, including unfavorable foreign currency exchange rates; difficulties in managing and staffing international operations; political or social unrest; economic instability or natural disasters; environmental or trade protection measures;
changes in governmental or other entities buying patterns and tender order procedures; changes in other regulatory or certification requirements. In addition any changes in Italian tax laws including changes in withholding on dividends from our Italian subsidiary or other restrictions on transfers of funds to the U.S. could impact our financial condition.

WE MUST CONDUCT OUR BUSINESS OPERATIONS WITHOUT INFRINGING ON THE PROPRIETARY
RIGHTS OF THIRD PARTIES.

      Although we believe our products do not infringe on the intellectual property rights of others, there can be no assurance that infringement claims will not be asserted against us in the future or that, if asserted, any infringement claim will be successfully defended. A successful claim, or any claim, against us could distract our management's attention from other business concerns and adversely affect our business, financial condition and results of operations.

                                       15

POTENTIAL PAYMENTS REQUIRED UNDER A CHANGE OF CONTROL AGREEMENT WITH A FORMER
CEO COULD UNDULY BURDEN OUR COMPANY.

      The Company's employment agreement with Samuel E. Park, a former CEO of the Company, provides for payments upon certain changes of control. The
Company's Board of Directors elected at the Company's Annual Meeting of
Stockholders held on May 29, 2003, had previously reviewed the "change of control" provisions regarding payments totaling up to approximately $1,800,000 under the employment agreement between the Company and Mr. Park. As a result of this review and based upon, among other things, the advice of special counsel, the Company's Board of Directors determined that no obligation to pay these amounts has been triggered. Prior to his departure from the Company on October
10, 2003, Mr. Park orally informed the Company that, after reviewing the matter with his counsel, he believed that the obligation to pay these amounts has been triggered. On October 27, 2003, the Company received a letter from Mr. Park's counsel demanding payment of certain sums and other consideration pursuant to the Company's employment agreement with Mr. Park, including these change of control payments. On November 17, 2003, the Company filed a complaint against
Mr. Park seeking a declaratory judgment that no change in control payment was or is due to Mr. Park, and that an amendment to the employment contract with Mr.
Park regarding advancement and reimbursement of legal fees is invalid and unenforceable. Mr. Park answered the complaint and asserted counterclaims seeking payment from the Company based on his position that a "change in control" occurred in June 2003. Mr. Park is also seeking other consideration he believes he is owed under his employment agreement. The Company filed a reply to
Mr. Park's counterclaims denying that he is entitled to any of these payments.
Discovery in this matter was conducted and completed. Following discovery, the
Company and Mr. Park filed motions for summary judgment on the issues related to change in control and the amendment to the employment agreement, which motions have been fully submitted to the Court for consideration. To date, no decision has been issued by the Court on these motions. If Mr. Park prevails on his claims and the payments he seeks are required to be paid in a lump sum, these payments may have a material adverse effect on the Company's liquidity.

THERE IS A RISK THAT OUR INSURANCE WILL NOT BE SUFFICIENT TO PROTECT US FROM
PRODUCT LIABILITY CLAIMS, OR THAT, IN THE FUTURE, PRODUCT LIABILITY INSURANCE
WILL NOT BE AVAILABLE TO US AT A REASONABLE COST, IF AT ALL.

      Our business involves the risk of product liability claims inherent to the medical device business. We maintain product liability insurance subject to certain deductibles and exclusions. There is a risk that our insurance will not be sufficient to protect us from product liability claims, or that product liability insurance will not be available to us at a reasonable cost, if at all.
An uninsured or underinsured claim could materially harm our operating results or financial condition.

WE FACE RISKS ASSOCIATED WITH HANDLING HAZARDOUS MATERIALS AND PRODUCTS.

      Our research and development activity involves the controlled use of hazardous materials, such as toxic and carcinogenic chemicals. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations, we cannot completely eliminate the risk of accidental contamination or injury from

                                       16

these materials. In the event of an accident, we could be held liable for any resulting damages, and such liability could be extensive. We are also subject to substantial regulation relating to occupational health and safety, environmental protection, hazardous substance control, and waste management and disposal. The failure to comply with such regulations could subject us to, among other things, fines and criminal liability.

OUR BUSINESS COULD BE HARMED IF OUR PRODUCTS CONTAIN UNDETECTED ERRORS OR
DEFECTS OR DO NOT MEET CUSTOMER SPECIFICATIONS.

      We are continuously developing new products and improving our existing products. Newly introduced or upgraded products can contain undetected errors or defects. In addition, these products may not meet their performance specifications under all conditions or for all applications. If, despite our internal testing and testing by our customers, any of our products contains errors or defects, or any of our products fails to meet customer specifications, we may be required to recall or retrofit these products. We may not be able to do so on a timely basis, if at all, and may only be able to do so at considerable expense. In addition, any significant reliability problems could result in adverse customer reaction and negative publicity and could harm our business and prospects.

RISKS RELATED TO OUR COMMON STOCK GENERALLY

OUR COMMON STOCK HAS BEEN DELISTED FROM THE NASDAQ NATIONAL MARKET AND WE CANNOT
PREDICT WHEN OR IF EVER IT WILL BE LISTED ON ANY NATIONAL SECURITIES EXCHANGE.

      Due to our past failure to comply with the United States Securities Laws, our common stock was suspended from trading on the NASDAQ National Market in
December 2000. Current pricing information on our common stock has been available in the "pink sheets" published by National Quotation Bureau, LLC. The
"pink sheets" is an over-the-counter market which generally provides significantly less liquidity than established stock exchanges or NASDAQ, and quotes for stocks included in the "pink sheets" are not listed in the financial sections of newspapers. Therefore, prices for securities traded solely in the
"pink sheets" may be difficult to obtain, and stockholders may find it difficult to resell their shares. In order to be re-listed, we will need to meet certain listing requirements. There can be no assurance that we will be able to meet such listing requirements.

WE HAVE A LIMITED TRADING MARKET AND OUR STOCK PRICE MAY BE VOLATILE.

      There is a limited public trading market for our common stock in the "pink sheets." We cannot assure you that a regular trading market for our common stock will ever develop or that, if developed, it will be sustained.

      The experiences of other small companies indicate that the market price for our common stock could be highly volatile. Many factors could cause the market price of our common stock to fluctuate substantially, including:

      o     future announcements concerning us, our competitors or other companies with whom we have business relationships;

                                       17

      o     changes in government regulations applicable to our business;

      o     overall volatility of the stock market and general economic conditions;

      o     changes in our earnings estimates or recommendations by analysts;
            and

      o     changes in our operating results from quarter to quarter.

Accordingly, substantial fluctuations in the price of our common stock could limit the ability of our current stockholders to sell their shares at a favorable price.

THE SEASONALITY OF OUR REVENUE MAY ADVERSELY IMPACT THE MARKET PRICES FOR OUR
SHARES.

      Our revenue is typically lower during the first quarter of each fiscal year due to the shut-down of operations in our Milan, Italy and Bayshore, New
York facilities for part of August. This seasonality causes our operating results to vary from quarter to quarter and these fluctuations could adversely affect the market price of our common stock.

A SIGNIFICANT NUMBER OF OUR SHARES WILL BE AVAILABLE FOR FUTURE SALE AND COULD
DEPRESS THE MARKET PRICE OF OUR STOCK.

      As of January 23, 2007, an aggregate of 11,660,524 shares of our common stock were outstanding. In addition, as of January 23, 2007, there were outstanding warrants to purchase 940,370 shares of our common stock and options to purchase 1,930,992 shares of our common stock, 1,527,243 of which were fully vested. Also, this offering could result in another 11,660,524 shares of our common stock being outstanding. Sales of large amounts of our common stock in the market could adversely affect the market price of the common stock and could impair our future ability to raise capital through offerings of our equity securities. A large volume of sales by holders exercising the warrants or options could have a significant adverse impact on the market price of our common stock.

WE DO NOT INTEND TO PAY DIVIDENDS ON SHARES OF OUR COMMON STOCK IN THE
FORESEEABLE FUTURE.

      We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future. Our credit facility with our U.S. lender restricts our ability to pay dividends.

COMPLIANCE WITH CHANGING REGULATION OF CORPORATE GOVERNANCE AND PUBLIC
DISCLOSURE MAY RESULT IN ADDITIONAL EXPENSES.

      Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, are creating uncertainty for companies such as ours. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities, which could harm our business prospects.

                                       18

RISKS RELATED TO THE RIGHTS OFFERING

THE SUBSCRIPTION PRICE DETERMINED FOR THIS OFFERING IS NOT AN INDICATION OF OUR
VALUE.

      A Special Committee of our board of directors determined that the subscription price should be designed to, among other things, provide an incentive to our current stockholders to exercise their rights. Other factors considered in setting the subscription price included the amount of proceeds desired, our need for equity capital, alternatives available to us for raising equity capital, the historic and current market price and liquidity of our common stock, the pricing of similar transactions, the historic volatility of the market price of our common stock, the historic trading volume of our common stock, our business prospects, our recent and anticipated operating results and general conditions in the securities market. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company. You should not consider the subscription price as an indication of the value of the Company or our common stock.

THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE.

      We cannot assure you that the market price of our common stock will not either increase or decline before the subscription rights expire. If you exercise your subscription rights and the market price of the common stock falls below the subscription price, then you will have committed to buy shares of common stock in the rights offering at a price that is higher than the market price. Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you purchased in the rights offering at a price equal to or greater than the subscription price. Until certificates are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock that you purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

IF YOU DO NOT EXERCISE YOUR SUBSCRIPTION RIGHTS IN FULL, YOUR PERCENTAGE
OWNERSHIP AND VOTING RIGHTS IN US WILL LIKELY EXPERIENCE DILUTION.

      If you choose not to exercise your subscription rights you will retain your current number of shares of common stock of the Company. However, if you choose not to exercise your subscription rights, your percentage ownership and voting rights in us will experience dilution if and to the extent that other stockholders exercise their subscription rights. In that event, the percentage ownership, voting rights and other rights of all stockholders who do not fully exercise their subscription rights will be diluted.

YOU MAY NOT REVOKE YOUR SUBSCRIPTION EXERCISE AND COULD BE COMMITTED TO BUYING
SHARES ABOVE THE PREVAILING MARKET PRICE.

      Once you exercise your subscription rights, you may not revoke the exercise. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock falls below the subscription price, you will have committed to buying shares of common stock at

                                       19

a price above the market price. Moreover, you may be unable to sell your shares of our common stock at a price equal to or greater than the price you paid for such shares.

BECAUSE WE MAY TERMINATE THE OFFERING AT ANY TIME PRIOR TO THE EXPIRATION DATE
OR LIMIT YOUR ABILITY TO EXERCISE RIGHTS UNDER SPECIFIED CIRCUMSTANCES, YOUR
PARTICIPATION IN THE RIGHTS OFFERING IS NOT ASSURED.

      We may terminate the offering at any time prior to the expiration date. If we decide to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any money received from subscribing stockholders as soon as practicable, without interest or deduction.
In addition, we reserve the right to limit the exercise of rights by certain stockholders in order to protect against an unexpected "ownership change" for federal income tax purposes.

YOU WILL NEED TO ACT PROMPTLY AND TO CAREFULLY FOLLOW THE SUBSCRIPTION
INSTRUCTIONS, OR YOUR EXERCISE OF RIGHTS MAY BE REJECTED.

      Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 pm on February 28, 2007, the expiration date. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration date. We shall not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

IF YOU USE A PERSONAL CHECK TO PAY FOR THE SHARES, IT MAY NOT CLEAR IN TIME TO
ENABLE YOU TO PURCHASE SHARES IN THIS RIGHTS OFFERING.

      Any personal check used to pay for shares to be issued in the rights offering must clear prior to the expiration date, and the clearing process may require seven or more business days. If you choose to exercise your rights, in whole or in part, and to pay for shares by personal check and your check does not clear prior to the expiration date of the rights offering, you will not have satisfied the conditions to exercise your rights and will not receive the shares you attempted to purchase and your subscription rights will expire and be of no value. If you choose to pay for shares by personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received and clears prior to the expiration date.

                                       20

             CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated by reference in this prospectus contain certain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities
Exchange Act of 1934 that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words such as "may,"
"should," "expect," "hope," "anticipate," "believe," "intend," "plan,"
"estimate" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors, including the factors set forth under "Risk
Factors," that could cause our actual results, performance, prospects or opportunities in 2006 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, customers' acceptance of our new and existing products, the risk that we will not be able to compete successfully, our need for additional financing and the terms and conditions of any financing that is consummated, the possible volatility of our stock price and the potential fluctuation in our operating results Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements. You should read carefully the factors described in the "Risk Factors" section of this prospectus and our recent SEC filings for information regarding risk factors that could affect our results. Except as otherwise required by Federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason, after the date of this prospectus.

                               THE RIGHTS OFFERING

THE SUBSCRIPTION RIGHTS

      BASIC SUBSCRIPTION RIGHTS

      We will distribute to each holder of our common stock who is a record holder of our common stock on the record date, which is February 5, 2007, at no charge, one non-transferable subscription right for each share of common stock owned, a total of 11,660,524 shares. The subscription rights will be evidenced by non-transferable subscription rights certificates. Each subscription right will entitle the rights holder to purchase one share of our common stock at a price of $1.05 per share, the subscription price, upon timely delivery of the required documents and payment of the subscription price. If rights holders wish to exercise their subscription rights, they must do so prior to 5:00 p.m., New
York City time, on February 28, 2007, the expiration date for the rights offering, subject to extension. After the expiration date, the subscription rights will expire and will have no value. See below "--Expiration of the Rights
Offering and Extensions, Amendments and Termination." You are not required to exercise all of your subscription rights. We will deliver to the record holders who purchase shares in the rights offering certificates representing the shares purchased as soon as practicable after the rights offering has expired.

                                       21

      OVER-SUBSCRIPTION RIGHTS

      Subject to the allocation described below, each subscription right also grants the holder an over-subscription right to purchase additional shares of our common stock that are not purchased by other rights holders pursuant to their basic subscription rights. You are entitled to exercise your over-subscription right only if you exercise your basic subscription right in full.

      If you wish to exercise your over-subscription right, you should indicate the number of additional shares that you would like to purchase in the space provided on your rights certificate. When you send in your rights certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription right). If the number of shares remaining after the exercise of all basic subscription rights is not sufficient to satisfy all requests for shares pursuant to over-subscription rights, you will be allocated additional shares (subject to elimination of fractional shares) in the proportion which the number of shares you purchased through the basic subscription right bears to the total number of shares that all over-subscribing stockholders purchased through the basic subscription right.
However, if your pro-rata allocation exceeds the number of shares you requested on your rights certificate, then you will receive only the number of shares that you requested, and the remaining shares from your pro-rata allocation will be divided among other rights holders exercising their over-subscription rights.

      As soon as practicable after the expiration date, the subscription agent will determine the number of shares of common stock that you may purchase pursuant to the over-subscription right. You will receive certificates representing these shares as soon as practicable after the expiration date and after all allocations and adjustments have been effected. If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest or deduction. In connection with the exercise of the over-subscription right, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the over-subscription right, by each beneficial owner on whose behalf the nominee holder is acting.

EXPIRATION OF THE RIGHTS OFFERING AND EXTENSIONS, AMENDMENTS AND TERMINATION

      You may exercise your subscription rights at any time prior to 5:00 p.m.,
New York City time, on February 28, 2007, the expiration date for the rights offering. If you do not exercise your subscription rights before the expiration date of the rights offering, your subscription rights will expire and will have no value. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or payment after the expiration date, regardless of when you sent the rights certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

      We may, in our sole discretion, extend the time for exercising the subscription rights. We may extend the expiration date at any time after the record date. If the commencement of the rights offering is delayed for a period of time, the expiration date of the rights offering may be similarly extended.
We will extend the duration of the rights offering as required by applicable law, and may choose to extend the duration of the rights offering for any reason. We may extend the expiration date of the rights offering by giving oral

                                       22

or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration date of the rights offering, we will issue a press release announcing such extension no later than
9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

      We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering. We also reserve the right to terminate the rights offering at any time prior to the expiration date for any reason, in which event all funds received in connection with the rights offering will be returned without interest or deduction to those persons who exercised their subscription rights.

CONDITIONS TO THE RIGHTS OFFERING

      We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned as soon as practicable, without interest or deduction.
See also "--Expiration of the Rights Offering and Extensions, Amendments and
Termination."

METHOD OF EXERCISING SUBSCRIPTION RIGHTS

      The exercise of subscription rights is irrevocable and may not be cancelled or modified. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents properly completed and executed and your full subscription price payment prior to 5:00 p.m., New
York City time, on February 28, 2007, the expiration date of the rights offering. Rights holders may exercise their rights as follows:

      SUBSCRIPTION BY REGISTERED HOLDERS

      Rights holders who are registered holders of our common stock may exercise their subscription privilege by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with payment in full of the subscription price for each share of the common stock for which they subscribe, to the subscription agent at the address set forth under the subsection entitled "--Delivery of Subscription Materials and Payment," on or prior to the expiration date.

      SUBSCRIPTION BY DTC PARTICIPANTS

      Banks, trust companies, securities dealers and brokers that hold shares of our common stock on the rights offering record date as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise their subscription privilege on the same basis as if the beneficial owners were

                                       23

record holders on the rights offering record date through the Depository Trust
Company, or DTC. Such holders may exercise these rights through DTC's PSOP
Function on the "agents subscription over PTS" procedure and instructing DTC to charge their applicable DTC account for the subscription payment for the new shares and deliver such amount to the subscription agent. DTC must receive the subscription instructions and payment for the new shares by the rights expiration date. Except as described under the subsection titled "--Guaranteed
Delivery Procedures," subscriptions accepted by the subscription agent via a
Notice of Guaranteed Delivery must be delivered to the subscription agent with payment before the expiration of the subscription period.

      SUBSCRIPTION BY BENEFICIAL OWNERS

      Rights holders who are beneficial owners of shares of our common stock and whose shares are registered in the name of a broker, custodian bank or other nominee, and rights holders who hold common stock certificates and would prefer to have an institution conduct the transaction relating to the rights on their behalf, should instruct their broker, custodian bank or other nominee or institution to exercise their rights and deliver all documents and payment on their behalf prior to the expiration date. A rights holder's subscription rights will not be considered exercised unless the subscription agent receives from such rights holder, its broker, custodian, nominee or institution, as the case may be, all of the required documents and such holder's full subscription price payment prior to the expiration date.

METHOD OF PAYMENT

      Payments must be made in full in U.S. currency by:

      o     check or bank draft payable to Mellon Investor Services LLC, the subscription agent, drawn against a U.S. bank; or

      o     postal, telegraphic or express money order payable to the
            subscription agent.

      Any personal check used to pay for shares of common stock must clear the appropriate financial institutions prior to the expiration date. The clearing house may require five or more business days. Accordingly, holders who wish to pay the subscription price by means of a personal check are urged to make payment sufficiently in advance of the expiration date to ensure such payment is received and clears by such date. Rights certificates received after that time will not be honored, and we will return your payment to you as soon as practicable, without interest or deduction.

      The subscription agent will be deemed to receive payment upon:

      o     clearance of any uncertified check deposited by the subscription agent;

      o     receipt by the subscription agent of any certified bank check draft drawn upon a U.S. bank; or

      o     receipt by the subscription agent of any postal, telegraphic or express money order.

                                       24

      You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO
US. Except as described below under "--Guaranteed Delivery Procedures," we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

      The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period. Because uncertified personal checks may take seven or more business days to clear, we strongly urge you to pay or arrange for payment by means of certified or cashier's check or money order to avoid missing the opportunity to exercise your subscription rights should you decide to do so

      Unless a rights certificate provides that the shares of common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the subscription agent. See "--Medallion Guarantee May be Required."

MEDALLION GUARANTEE MAY BE REQUIRED

      Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities
Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

      o     your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

      o     you are an eligible institution.

SUBSCRIPTION AGENT

      The subscription agent for this rights offering is Mellon Investor
Services LLC. We will pay all fees and expenses of the subscription agent related to the rights offering and have also agreed to indemnify the subscription agent from certain liabilities that it may incur in connection with the rights offering.

                                       25

INFORMATION AGENT

      The information agent for this rights offering is Mellon Investor Services
LLC. We will pay all fees and expenses of the information agent related to the rights offering and have also agreed to indemnify the information agent from certain liabilities that it may incur in connection with the rights offering.
The information agent can be contacted at the following address and telephone number:

                          Mellon Investor Services LLC
                       Attn: Securities Transfer Services
                            Newport Office Center VII
                            480 Washington Boulevard
                              Jersey City, NJ 07310
                  Calling from inside the U.S.: (800) 522-6645
                  Calling from outside the U.S.: (201) 680-6578

DELIVERY OF SUBSCRIPTION MATERIALS AND PAYMENT

      You should deliver your subscription rights certificate and payment of the subscription price or, if applicable, notice of guaranteed delivery, to the subscription agent by one of the methods described below:

---------------------------------------------------------------------------------
         BY MAIL:             BY OVERNIGHT COURIER:            BY HAND:
---------------------------------------------------------------------------------
Mellon Investor Services    Mellon Investor Services   Mellon Investor Services
LLC                         LLC                        LLC
Attn: Securities Transfer   Attn: Securities Transfer  Attn: Securities
Services                    Services                   Transfer Services
P.O. Box 3310               Newport Office Center VII  Newport Office Center VII
South Hackensack, NJ 07606  480 Washington Boulevard   480 Washington Boulevard
                            Jersey City, NJ 07310      Jersey City, NJ 07310
---------------------------------------------------------------------------------

                  Calling from inside the U.S.: (800) 522-6645
                  Calling from outside the U.S.: (201) 680-6578

      Your delivery to an address or by any method other than as set forth above will not constitute valid delivery and we may not honor the exercise of your subscription rights.

      You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent.

GUARANTEED DELIVERY PROCEDURES

      The subscription agent will grant you three business days after the expiration date to deliver the rights certificate if you follow the following instructions for providing the subscription agent notice of guaranteed delivery.
On or prior to the expiration date, the subscription agent must receive payment in full for all shares of common stock subscribed for through the exercise of the subscription privilege, together with a properly completed and duly executed

                                       26

notice of guaranteed delivery substantially in the form accompanying this prospectus either by hand, mail, telegram or facsimile transmission, that specifies the name of the holder of the rights and the number of shares of common stock subscribed for. If applicable, it must state separately the number of shares of common stock subscribed for through the exercise of the subscription privilege and a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a
commercial bank or trust company having an office or correspondent in the United
States must guarantee that the properly completed and executed rights certificate for all shares of common stock subscribed for will be delivered to the subscription agent within three business days after the expiration date. The subscription agent will then conditionally accept the exercise of the rights and will withhold the certificates for shares of common stock until it receives the properly completed and duly executed rights certificate within that time period.

      In the case of holders of rights that are held of record through DTC, those rights may be exercised by instructing DTC to transfer rights from that holder's DTC account to the subscription agent's DTC account, together with payment of the full subscription price. The notice of guaranteed delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer
Association approved medallion program such as STAMP, SEMP or MSP.

      Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under "--Delivery of Subscription
Materials and Payment."

CALCULATION OF SUBSCRIPTION RIGHTS EXERCISED

      If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering.

ESCROW ARRANGEMENTS

      The subscription agent will hold funds received in payment of the subscription price in a segregated account until the rights offering is completed or withdrawn and terminated.

NOTICE TO BENEFICIAL HOLDERS

      If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others as of the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners.
If a beneficial owner so instructs, you should complete the appropriate

                                       27

subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee
Holder Certification" that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

BENEFICIAL OWNERS

      If you are a beneficial owner of shares of our common stock or will receive subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners
Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive this form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

SUBSCRIPTION PRICE

      The subscription price is $1.05 per share.

      A Special Committee of our board of directors determined that the subscription price should be designed to, among other things, provide an incentive to our current stockholders to exercise their rights. Other factors considered in setting the subscription price included the amount of proceeds desired, our need for equity capital, alternatives available to us for raising equity capital, the historic and current market price and liquidity of our common stock, the pricing of similar transactions, the historic volatility of the market price of our common stock, the historic trading volume of our common stock, our business prospects, our recent and anticipated operating results and general conditions in the securities market.

      The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company.
You should not consider the subscription price as an indication of the value of the Company or our common stock.

                                       28

DETERMINATIONS REGARDING THE EXERCISE OF YOUR SUBSCRIPTION RIGHTS

      We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion. Our interpretations of the terms and conditions of the rights offering will be final and binding.

      Neither we, nor the subscription agent, will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

REGULATORY LIMITATION

      We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the rights offering expires, you have not obtained such clearance or approval.

NO REVOCATION OR CHANGE

      Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

NON-TRANSFERABILITY OF THE RIGHTS

      The subscription rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else. Notwithstanding the foregoing, you may transfer your rights to any affiliate of yours and your rights also may be transferred by operation of law; for example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date.

                                       29

RIGHTS OF SUBSCRIBERS

      You will have no rights as a stockholder with respect to shares you subscribe for in the rights offering until certificates representing shares of common stock are issued to you. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, payment and any other required documents to the subscription agent.

INTENDED PURCHASES

      Steel Partners has indicated to the Company that it intends to exercise all of its rights, but has not made any formal commitment to do so. Steel
Partners has also indicated its intention to over-subscribe for the maximum amount of shares it can over-subscribe for without endangering the availability of the Company's net operating loss carryforwards ("NOLs") under Section 382 of the Internal Revenue Code.

FOREIGN STOCKHOLDERS AND STOCKHOLDERS WITH APO OR FPO ADDRESSES

      The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army
Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account.
To exercise your rights, you must notify the subscription agent prior to 11:00
a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

NO BOARD RECOMMENDATION

      An investment in shares of our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the "Risk Factors" section of this prospectus.
Neither we nor our board of directors are making any recommendation regarding whether you should exercise your subscription rights.

PROTECTION MECHANICS

      Our ability to utilize our NOLs against future taxable income, if any, could be substantially reduced if we were to undergo an "ownership change"
within the meaning of Section 382 of the Internal Revenue Code. Section 382
generally restricts the use of an NOL after an "ownership change" to an annual amount equal to the value of the company (generally measured by the value of its outstanding stock) multiplied by the long-term tax-exempt rate. An "ownership change" is generally a more than 50 percentage point increase in stock ownership, during a moving 3-year testing period, by "5% shareholders". In determining ownership, certain attribution provisions and constructive ownership provisions apply, including the following:

      o     Any family group consisting of an individual, spouse, children, grandchildren and parents are treated as one person. Note that an individual can be treated as a member of several different family groups. For example, your family group would include your spouse,

                                       30

            children, father and mother, but your mother's family group would include her spouse, all her children and her grandchildren.

      o     Any common stock owned by any entity will generally be attributed proportionately to the ultimate owners of that entity. Attribution will also occur through tiered entity structures.

      o     Any persons or entities acting in concert or having a formal or informal understanding among themselves to make a coordinated purchase of common stock will be treated as one stockholder.

      o     Ownership may not be structured with an abusive principal purpose of avoiding these rules.

      We have the right, in our sole and absolute discretion, to limit the exercise of rights, including instructing the subscription agent to refuse to honor any exercise of rights, by 5% shareholders or a subscriber to the extent its exercise of rights might, in our sole and absolute discretion, result in a subscriber owning 5% or more of our common stock.

      In order to protect against an unexpected "ownership change" for federal income tax purposes, we have implemented the protection mechanics as follows:

      o     by purchasing shares of common stock, each subscriber will represent to us that it will not be, after giving effect to the purchase of the common stock, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions summarized above, of more than 900,000 shares of our common stock;

      o     if an exercise would result in the subscriber owning more than
            900,000 shares of our common stock, the subscriber must notify the subscription agent at the telephone number set forth under the heading "Subscription Agent;"

      o     if requested, each subscriber will be required to provide us with additional information regarding the amount of common stock that the subscriber owns; and

      o     we have the right to instruct the subscription agent to refuse to honor any exercise of rights by 5% shareholders or a subscriber's exercise to the extent an exercise might, in our sole and absolute discretion, result in the subscriber owning 5% or more of our common stock.

      By exercising rights in the offering, you agree that:

      o     the protection mechanics are valid, binding and enforceable against you;

      o     any purported exercise of rights in violation of the protection mechanics section will be void and of no force and effect; and

      o     we have the right to void and cancel (and treat as if never exercised) any exercise of rights, and shares issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.

                                       31

SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

      Based on the 11,660,524 shares of our common stock currently outstanding, and the potential that we may issue as many as 11,660,524 shares pursuant to this rights offering, 23,321,048 shares of our common stock may be issued and outstanding following the rights offering, an increase in the number of outstanding shares of our common stock of approximately 100%.

FEES AND EXPENSES

      We will pay all fees charged by the subscription agent in connection with the distribution and exercise of the rights. You are responsible for paying all other commissions, fees, taxes or other expenses incurred in connection with the exercise or transfer of the subscription rights. Neither we nor the subscription agent will pay such expenses.

QUESTIONS ABOUT EXERCISING SUBSCRIPTION RIGHTS

      If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or any document mentioned herein, you should contact the subscription agent at the address and telephone number set forth above under "--Delivery of
Subscription Materials and Payment."

OTHER MATTERS

      We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or of other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in one of those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.

                                 USE OF PROCEEDS

      The net proceeds from this rights offering are expected to be used for debt repayments, anticipated working capital needs and general corporate purposes. We may also eventually use a portion, if available, of the net proceeds to acquire or invest in businesses, products and technologies that we believe are complimentary to our own; however, we have no definitive agreements,

                                       32

nor are we currently in serious discussions, to acquire or invest in any business, product or technology. Pending these uses, the net proceeds will be invested in investment grade, interest bearing securities.

      Assuming adequate net proceeds, after estimated offering costs, are raised, we plan to immediately use those net proceeds to retire our U. S. term bank debt and to reduce our outstanding U. S. revolving bank credit balance to zero. Amounts outstanding under these facilities as of October 28, 2006 were approximately $2.3 million. The term bank debt is scheduled to mature in 2008 and bears interest at LIBOR plus 2.75%. The revolving credit facility expires in
2008 and outstanding borrowings bear interest at LIBOR plus 2.50%. Should we not raise sufficient capital in this rights offering to completely retire our outstanding U. S. bank debt as described above, we will use available net proceeds to pay down the U. S. bank term loan as much as possible first and then pay down the U. S. revolving bank credit balance as much as possible second.
Thirdly, to the extent available, we will also use $700,000 of the net proceeds to settle an intercompany loan between our U.S. and our Italian subsidiaries.
Our consolidated results will not be materially affected by this settlement.

      In addition to the above, we note that our subordinated debt of $2.5 million as of October 28, 2006 is scheduled to mature on March 28, 2007.

                                 CAPITALIZATION

      The following table sets forth our historical and pro forma cash and cash equivalents and capitalization as of October 28, 2006. The pro forma information gives effect to an assumed $9.8 million equity raise from this rights offering and the use of a portion of those proceeds to pay down specific outstanding indebtedness.

      For purposes of this table, we have assumed that $9.8 million is raised in this rights offering. However, it is impossible to predict how many rights will be exercised in this offering and therefore how much gross proceeds will actually be raised.

      This table should be read in conjunction with our consolidated financial statements and the notes thereto which are incorporated by reference into this prospectus.

                                       33

                                                                                      October 28, 2006
                                                                                ------------------------------
                                                                                 Actual             Pro Forma
                                                                                --------           -----------
                                                                                    (Dollars in Thousands)
                                                                                ------------------------------
Cash and cash equivalents ...................................................   $    522           $  7,917(1)
                                                                                ========           ========

Short-term credit facilities ................................................   $  4,739           $  4,208(2)
Current portion of long-term bank debt ......................................        999                799(2)
Subordinated note, due March 28, 2006 .......................................      2,481              2,481
Long-tem bank debt ..........................................................      6,453              4,884(2)
                                                                                --------           --------
     Total debt .............................................................     14,672             12,372

Common stock - $0.10 par value, 20,000,000 shares authorized,
      12,283,294 sharesand 21,611,713 shares issued on an actual and
      pro forma basis, respectively..........................................      1,228              2,161(3)
Additional paid-in capital ..................................................     67,740             76,502(3)
Accumulated other comprehensive income ......................................      1,418              1,418
Accumulated deficit .........................................................    (52,592)           (52,592)
Treasury stock - 622,770 shares .............................................     (5,546)            (5,546)
                                                                                --------           --------
     Total stockholders' equity .............................................     12,248             21,943

                                                                                --------           --------
Total capitalization ........................................................   $ 26,920           $ 34,315
                                                                                ========           ========

----------

(1)   Pro forma balance reflects $9.8 million of gross proceeds from the rights offering, less $100,000 of offering costs and $2.3 million used to retire outstanding indebtedness.

(2)   Pro forma balances reflect the use of net proceeds from the rights offering to retire certain U. S. bank debt of an aggregate of $2.3 million.

(3)   Pro forma balances reflect $9.8 million of new capital raised in the rights offering less $100,000 of offering costs. In addition to the issued shares as disclosed above, as of October 28, 2006, we have 2,796,366 shares that can be issued pursuant to outstanding stock options and warrants. Additionally, in our November 17, 2006 Special Meeting of
      Stockholders, we increased our authorized number of common shares to
      50,000,000.

The table above assumes that 80% of the rights offered hereby are exercised to result in $9.8 million of gross proceeds. Should, for illustrative purposes, only 50% of the rights offered hereby be exercised, pro forma cash and cash equivalents, total stockholders' equity and total capitalization would each be reduced by approximately $3.7 million. Should a lower portion of the rights offered hereby be exercised, net proceeds may not be sufficient to actually retire all of the $2.3 million of debt reflected above as being retired.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following discussion is a summary of the material United States
Federal income tax consequences of the rights offering to holders of our common stock. This discussion assumes that the holders of our common stock hold such common stock as a capital asset for United States Federal income tax purposes.
This discussion is based on the Internal Revenue Code of 1986, as amended,
Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing

                                       34

interpretations. This discussion applies only to holders that are United States persons and does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

      We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the United States Federal income tax consequences of the rights offering or the related share issuance. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws. ACCORDINGLY,
EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO
THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE
ISSUANCE TO SUCH HOLDER.

      The United States Federal income tax consequences to a holder of our common stock of the receipt and exercise of subscription rights under the rights offering should be as follows:

      1. A holder should not recognize taxable income for United States Federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

      2. Except as provided in the following sentence, a holder's tax basis in the subscription rights received in the rights offering should be zero. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in its United States Federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then upon exercise of the subscription rights, the holder's tax basis in the common stock should be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. Holders exercising subscription rights will be notified by us in the event that the fair market value of the subscription rights on the date such subscription rights are distributed equals or exceeds 15% of the fair market value of the Common Stock on such date.

      3. A holder which allows the subscription rights received in the rights offering to expire should not recognize any gain or loss, and the tax basis in the common stock owned by such holder with respect to which such subscription rights were distributed should be equal to the tax basis in such common stock immediately before the receipt of the subscription rights in the rights offering.

      4. A holder should not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis in the common stock acquired through exercise of the subscription rights should equal the sum of the subscription price for the common stock and the holder's tax basis, if any, in the rights as described above. The holding period for the common stock

                                       35

acquired through exercise of the subscription rights should begin on the date the subscription rights are exercised.

                              PLAN OF DISTRIBUTION

      We are making this rights offering directly to you, the holders of our common stock, on a pro rata basis for each share of our common stock held on
February 5, 2007, the record date for this rights offering.

      We will pay Mellon Investor Services LLC, the subscription agent, a fee of approximately $10,000 for its services in connection with this rights offering
(which includes the subscription agent's fees associated with the exercise of rights). We have also agreed to reimburse the subscription agent for its reasonable expenses and indemnify it from liabilities it may incur in connection with the rights offering. We estimate that our total expenses in connection with the rights offering, including registration, legal and accounting fees, will be approximately $100,000.

      We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights. Except as described in this section, in connection with the solicitation or exercise of rights, we are not paying any other commissions, fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of rights, but we will not pay our employees any commissions or compensation for such services other than their normal employment compensation.

                                  LEGAL MATTERS

      Certain legal matters, including the validity and binding effect of the subscription rights and the validity of the shares of common stock offered pursuant to the rights offering will be passed upon for us by Olshan Grundman
Frome Rosenzweig & Wolosky LLP of New York, NY.

                                     EXPERTS

      The financial statements and schedule as of and for the years ended July
29, 2006 and July 30, 2005 incorporated by reference in this prospectus and registration statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

      The financial statements, the related financial statement schedules, incorporated in this prospectus by reference from the Company's Annual Report on
Form 10-K for the year ended July 31, 2004 have been audited by Deloitte &
Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                       36

                       WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC.
Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Headquarters Office, 100 F Street,
N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Headquarters
Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The
SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

      Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol "DGTC.PK." Our website is located at
http://www.delglobal.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      We have "incorporated by reference" into this prospectus certain information that we file with the SEC. This means that we can disclose important business, financial and other information in this prospectus by referring you to the documents containing this information. All information incorporated by reference is deemed to be part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information filed with the SEC and incorporated later. Any information that we subsequently file with the SEC that is incorporated by reference as described below will automatically update and supersede any previous information that is part of this prospectus.

      We incorporate by reference into this prospectus our documents listed below and any documents we file subsequently with the Securities and Exchange
Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange
Act of 1934 until this offering is completed:

      (1)   our Annual Report on Form 10-K for the fiscal year ended July 29,
            2006;

      (2)   our Current Report on Form 8-K dated November 9, 2006;

      (3)   Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended July 29, 2006;

      (4)   our Current Report on Form 8-K dated November 22, 2006;

      (5)   our Current Report on Form 8-K dated November 22, 2006;

      (6)   our Quarterly Report on Form 10-Q for the quarter ended October 28,
            2006;

      (7)   our Current Report on Form 8-K dated December 11, 2006;

                                       37

      (8)   our Current Report on Form 8-K dated January 18, 2007; and

      (9)   our Form 8-A registration statement filed with the SEC on January
            23, 2007.

      You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

                          Del Global Technologies Corp.
                             11550 West King Street
                         Franklin Park, Illinois, 60131
                               Attn: Mark A. Zorko
                            Telephone: (847) 288-7000

      You should rely only on the information provided or incorporated by reference in this prospectus or in the applicable supplement to this prospectus.
You should not assume that the information in this prospectus and the applicable supplement is accurate as of any date other than the date on the front cover of the document.

                                       38

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates except the Securities and Exchange Commission
(the "Commission") registration fee.

SEC Registration Fee                                              $     1,310.00
Subscription Agent Fees and Expenses                                   10,000.00
Legal Fees and Expenses                                                50,000.00
Accounting Fees and Expenses                                           10,000.00
Costs of Printing                                                      25,000.00
Miscellaneous Expenses                                                  3,690.00
                                                                  --------------

Total                                                             $   100,000.00
                                                                  ==============

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Reference is made to the provisions of Sections 721 through 726 of the New
York Business Corporation Law (the "BCL"), which provides for indemnification of officers and directors in certain transactions. Article V of Del Global's
Amended and Restated Bylaws ("Bylaws") and Articles XI(b) and XII of Del
Global's Certificate of Incorporation provide for indemnification of directors and officers to the full extent permitted by the BCL.

      The BCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding (other than a proceeding by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar position with another entity, against expenses
(including attorneys' fees), judgments, fines and settlements incurred by him in connection with the proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification may be made to or on behalf of any officer or director if a judgment or other final adjudication adverse to the officer or director establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action being adjudicated, or that he personally gained a financial profit or other advantage to which he was not legally entitled.

      The BCL provides that the indemnity obligations of a corporation shall only arise if authorized (i) by the board of directors acting by a quorum consisting of directors who are not parties to the proceeding upon a finding that the officer or director has met the applicable standard of conduct, or (ii)
if a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs; (A) by the board of directors upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances, or (B) by the stockholders upon a finding that the officer or director has met the applicable standard of conduct. The board of directors of the corporation may authorize expenses in connection with a proceeding to be

                                      II-1

paid in advance of the final disposition upon receipt of an undertaking by the person on whose behalf the expenses are to be paid to repay the expenses in the event he is not entitled to indemnity. We also are authorized under our Bylaws to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers.

      In addition to our indemnification obligations contained in our Bylaws and
Certificate of Incorporation, we have entered into an indemnification agreement with each of our directors and officers providing for the advancement or reimbursement by Del Global of such person's payments to satisfy judgments, fines, penalties, amounts paid in settlement, and reasonable expenses in defense of any claim made or threatened to be made against such person arising by reason of the fact that such person is or was a director or officer of, or served at the request of, Del Global. However, no such indemnification shall be made if a judgment or final adjudication adverse to the person establishes that either (i)
his acts were committed in bad faith or were the result of active and deliberate dishonesty, and were material to the claim adjudicated or (ii) that he personally gained a financial profit or other advantage to which he was not legally entitled. If the indemnified person is successful in the defense of a claim, he shall be entitled to indemnification by Del Global. Otherwise and unless ordered by a court, Del Global's obligations to indemnify the person are subject to the condition that a reviewing person or body appointed by the board of directors will not have determined that the indemnified person would not be permitted to be indemnified under applicable law. The determination by the reviewing party is conclusive and binding. However, if the indemnified person has commenced legal proceedings to determine whether he should be indemnified, then any determination by the reviewing party will not be binding until a final judicial determination has been made.

      If there is a change of control in Del Global, then with respect to questions regarding indemnification, Del Global shall seek legal advice from an independent counsel selected by the indemnified person (and approved by Del
Global) who has not performed services for Del Global for 10 years. The independent counsel will be the reviewing party and render a written opinion as to whether and to what extent the person would be permitted to be indemnified under applicable law.

      The indemnification agreement also authorizes Del Global to establish and fund a trust, for the benefit of a person to be indemnified in an amount sufficient to satisfy all expenses, including any and all judgments, fines, penalties and amounts paid in settlement of any and all claims against the indemnified person by reason of the fact that he was or is a director or officer that are from time to time actually paid or claimed, reasonably anticipated or proposed to be paid.

      In the event the indemnified person is ultimately found not to be entitled to indemnification, the indemnified person undertakes to reimburse Del Global for amounts previously advanced or reimbursed in connection with the claim.

                                      II-2

ITEM 16.  EXHIBITS

Exhibit Number    Description
--------------    -----------
  5.1*            Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP

 23.1*            Consent of BDO Seidman, LLP

 23.2*            Consent of Deloitte & Touche, LLP

 23.3*            Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP
                  (contained in Exhibit 5.1)

 24.1**           Power of Attorney

 99.1**           Form of Subscription Certificate

 99.2**           Form of Instructions For Use of Del Global Subscription
                  Certificate

 99.3**           Form of Notice of Guaranteed Delivery

 99.4**           Form of Letter to Stockholders who are Record Holders

 99.5**           Form of Letter to Stockholders who are Beneficial Holders

 99.6**           Form of Letter to Clients of Stockholders who are Beneficial
                  Holders

 99.7**           Form of Nominee Holder Certification Form

 99.8**           Form of Beneficial Owner Election Form

 99.9*            Form of Substitute Form W-9
----------
*     Filed herewith.

**    Previously Filed.

ITEM 17.  UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)   To include any prospectus required by Section 10(a)(3) of the
                  Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.
                  Notwithstanding the foregoing, any increase or decrease in

                                      II-3

                  volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)
                  and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of
                  prospectus filed with the Commission pursuant to Rule 424(b)
                  if, in the aggregate, the changes in volume and price
                  represent no more than 20 percent change in the maximum
                  aggregate offering price set forth in the "Calculation of
                  Registration Fee" table in the effective registration
                  statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      PROVIDED, HOWEVER, That:

            (A)   Paragraphs (1)(i) and (1)(ii) do not apply if the
                  registration statement is on Form S-8, and the information required to be included in a post-effective amendment by
                  such clauses is contained in reports filed with or
                  furnished to the Securities and Exchange Commission by the
                  Registrant pursuant to Section 13 or Section 15(d) of the
                  Securities Exchange Act of 1934 that are incorporated by
                  reference in the Registration Statement; and

            (B)   Paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the
                  information required to be included in a post-effective
                  amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d)
                  of the Securities Exchange Act of 1934 that are
                  incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule
                  424(b) that is part of the Registration Statement.

            (C)   Provided further, however, that paragraphs (1)(i) and (1)(ii)
                  do not apply if the registration statement is for an offering of asset backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective
                  amendment is provided pursuant to Item 1100(c) of Regulation
                  AB.

      (2)   That, for the purpose of determining any liability under the
            Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4)   That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

                                      II-4

            (i)   If the Registrant is relying on Rule 430B:

            (A)   Each prospectus filed by the Registrant pursuant to Rule
                  424(b)(3) shall be deemed to be part of the registration
                  statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (B)   Each prospectus required to be filed pursuant to Rule
                  424(b)(2), (b)(5), or (b)(7) as part of a registration
                  statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the
                  purpose of providing the information required by Section
                  10(a) of the Securities Act of 1933 shall be deemed to be
                  part of and included in the registration statement as of
                  the earlier of the date such form of prospectus is first
                  used after effectiveness or the date of the first contract of sale of securities in the offering described in the
                  prospectus.  As provided in Rule 430B, for liability
                  purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new
                  effective date of the registration statement relating to
                  the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE
                  offering thereof.  PROVIDED, HOWEVER, that no statement
                  made in a registration statement or prospectus that is part of the registration statement or made in a document
                  incorporated or deemed incorporated by reference into the
                  registration statement or prospectus that is part of the
                  registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration
                  statement or prospectus that was part of the registration
                  statement or made in any such document immediately prior to such effective date; or

            (ii)  If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration
                  statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. PROVIDED, HOWEVER, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the
                  registration statement or prospectus that is part of the
                  registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

      (5)   That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

                                      II-5

            The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this
            registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)   Any preliminary prospectus or prospectus of the undersigned
                  Registrant relating to the offering required to be filed
                  pursuant to Rule 424;

            (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or
                  referred to by the undersigned Registrant;

            (iii) The portion of any other free writing prospectus relating to the offering containing material information about the
                  undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the
Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the
Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the
Securities Exchange Act of 1934) that is incorporated by reference in this
Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

      Insofar as indemnification for liabilities arising under the Securities
Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and
Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the
Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent,

                                      II-6

submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      II-7

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this
Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Franklin Park, state of Illinois, on January 26,
2007.

                                    DEL GLOBAL TECHNOLOGIES CORP.

                                           /s/ James A. Risher
                                           -------------------------------------
                                    By:    James A. Risher
                                    Title: President and Chief Executive
                                           Officer

                                           /s/ Mark A. Zorko
                                           -------------------------------------
                                    By:    Mark A. Zorko
                                    Title: Chief Financial Officer

                                      II-8

      Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

     Signature                         Title                          Date
     ---------                         -----                          ----

/s/ James A. Risher     President and Chief Executive Officer   January 26, 2007
--------------------
James A. Risher

/s/ Mark A. Zorko       Chief Financial Officer                 January 26, 2007
--------------------
Mark A. Zorko

*                       Chairman of the Board                   January 26, 2007
--------------------
James R. Henderson

*                       Director                                January 26, 2007
--------------------
Merrill A. McPeak

*                       Director                                January 26, 2007
--------------------
Gerald M. Czarnecki

/s/ James A. Risher     Director                                January 26, 2007
--------------------
James A. Risher

*     By: /s/ Mark A. Zorko
          --------------------------
          Mark A. Zorko
          Attorney-In-Fact

                                      II-9

                                INDEX TO EXHIBITS

Exhibit Number    Description
--------------    -----------
  5.1*            Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP

 23.1*            Consent of BDO Seidman, LLP

 23.2*            Consent of Deloitte & Touche, LLP

 23.3*            Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP
                  (contained in Exhibit 5.1)

 24.1**           Power of Attorney

 99.1**           Form of Subscription Certificate

 99.2**           Form of Instructions For Use of Del Global Subscription
                  Certificate

 99.3**           Form of Notice of Guaranteed Delivery

 99.4**           Form of Letter to Stockholders who are Record Holders

 99.5**           Form of Letter to Stockholders who are Beneficial Holders

 99.6**           Form of Letter to Clients of Stockholders who are Beneficial
                  Holders

 99.7**           Form of Nominee Holder Certification Form

 99.8**           Form of Beneficial Owner Election Form

 99.9*            Form of Substitute Form W-9
----------
*     Filed herewith.

**    Previously Filed.